Exhibit 99.1

  PRESIDENT OF GERMAN CANCER SOCIETY TO LEAD CANCER TREATMENT PROGRAM WITH NEW
                               BSD-2000/3D SYSTEM

    SALT LAKE CITY, Jan. 3 /PRNewswire-FirstCall/ -- BSD Medical Corp.
(Amex: BSM) today announced that a new BSD-2000/3D cancer treatment system has been purchased and installed at the University of Tuebingen Medical School, near Stuttgart, Germany. Professor Michael Bamberg, MD, President of the German Cancer Society (Deutsche Krebsgesellschaft e.V.) as well as Chairman of the Department of Radiation Oncology and President of the Tuebingen University Medical School, will direct the use of the new system.

    The Tuebingen University Medical School is heavily involved in cancer therapy research, and has been an active contributor to research of hyperthermia therapy for cancer treatment, including research on the use of hyperthermia therapy in combination with radiation to treat recurrent breast cancer. The research into the use of combined hyperthermia and radiation therapy to treat recurrent breast cancer helped to support the 2007 guidelines newly issued in the U.S. by the National Comprehensive Cancer Network (NCCN). The new NCCN treatment guidelines include, for the first time, hyperthermia and radiation therapy as a recognized combination treatment for recurrent cancer of the chest wall (breast cancer) and other localized cancer recurrences. NCCN, a non-profit alliance of 20 of the world's top cancer centers, issues "Clinical Guidelines in Oncology," which are the recognized standards for clinical policy in the oncology community.

    The BSD-2000/3D delivers precision-focused RF heating of cancerous tumors using three-dimensional steering (focus). Both the treatment and the treatment planning are software guided. The new system at the University of Tuebingen Medical School has been provided with Hyperplan treatment planning software. The BSD-2000 has been a recipient of the Frost and Sullivan "Technology Innovation of the Year Award" for cancer therapy devices.

    BSD Medical Corp. is the leading developer of systems used to deliver hyperthermia therapy for the treatment of cancer. Hyperthermia therapy is used to kill cancer directly and increase the effectiveness of companion radiation treatments. Research has also shown promising results from the use of hyperthermia therapy in combination with chemotherapy, and for tumor reduction prior to surgery. For further information visit BSD Medical's website at www.BSDMedical.com or BSD's patient website at www.treatwithheat.com.

    Statements contained in this press release that are not historical facts are forward-looking statements, as that item is defined in the Private Securities Litigation Reform Act of 1995. All forward-looking statements, including the prospects for future sales of the Company's cancer therapy systems based on the success of studies or listings for the Company's therapies, are subject to risks and uncertainties detailed in the Company's filings with the Securities and Exchange Commission.

SOURCE BSD Medical Corp.
    -0-                             01/03/2007
    /CONTACT: Hyrum A. Mead of BSD Medical Corp., +1-801-972-5555, or fax, +1-801-972-5930, investor@bsdmc.com/
    /Web site:  http://www.treatwithheat.com /
    /Web site:  http://www.BSDMedical.com /
    (BSM)